Exhibit 10.27

Five Prime Therapeutics, Inc.
2013 Omnibus Incentive Plan

Restricted Stock Agreement

This Restricted Stock Agreement (this “Agreement”) governs the grant of a Restricted Stock award (the “RSA”) by Five Prime Therapeutics, Inc., a Delaware corporation (“FivePrime”), to the award recipient identified below.  The RSA is subject to the terms and conditions set forth in this Agreement, which includes this cover sheet and the attached additional terms and conditions, and in FivePrime’s 2013 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

Name of Award Recipient:
Grant Date:
Number of Shares of Common Stock Subject to the RSA:

	Shares	Vest Date
Vesting Schedule:	25% of shares 50% of shares 25% of shares

February 5, 2019

February 5, 2020

The earlier to occur of (A) the date of administration of the first dose (whether of cabiralizumab, a combination with cabiralizumab or a comparator) to the first human subject in (x) the first Phase 3 clinical trial of cabiralizumab or (y) the first human clinical trial that would, based on interactions with a regulatory authority, (1) satisfy the requirements of 21 CFR 312.21(c) or applicable corresponding foreign regulations or (2) is designed in a manner to allow for the addition of patients such that it could satisfy the requirements of 21 CFR 312.21(c) or applicable corresponding foreign regulations or is otherwise intended to support (either alone or together with data from one or more additional clinical trials) an application for marketing approval of cabiralizumab (or a new indication or expanded use) (either (x) or (y), a “Registration-Enabling Trial”) and (B) the date of administration of the first dose (whether of FPA144, a combination with FPA144 or a comparator) to the first (1st) human subject in the first Registration-Enabling Trial of FPA144;

By your signature below, you agree to all of the terms and conditions described herein, in the attached Agreement and in the Plan, a copy of which is also attached.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Recipient:
(Signature)

Five Prime Therapeutics, Inc.

By:
Lewis T. Williams, President and Chief Executive Officer

This is not a share certificate or a negotiable instrument.

Restricted Stock Agreement

(Additional Terms and Conditions)

Restricted Stock/ Nontransferability

The RSA is for the number of shares of Common Stock set forth on the cover sheet (the “Restricted Shares”) and is subject to the Vesting Schedule described on the cover sheet and below.  The purchase price for the Restricted Shares is deemed paid by your services to FivePrime. To the extent not yet vested, your Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or by operation of law, except by will or the laws of descent and distribution.

Vesting

FivePrime will issue the Restricted Shares in your name as of the Grant Date.

Your right to the Restricted Shares will vest as set forth in the Vesting Schedule shown on the cover sheet, provided you then continue in Service as of the Vest Date set forth therein.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law.  Your Service terminates in any event when the approved leave ends unless you immediately return to active Service.

The Company may determine, in its discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan.

Change in Control

Notwithstanding the Vesting Schedule set forth above, all unvested Restricted Shares will become 100% vested (i) immediately prior to the consummation of a Change in Control, if the RSA is not assumed, or an equivalent award is not substituted for the unvested Restricted Shares, by FivePrime or its successor, or (ii) if the RSA is assumed or substituted for in connection with a Change in Control, upon your Involuntary Termination within the 12-month period following the consummation of the Change in Control.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by FivePrime or its successor for reasons other than Cause; or (ii) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and FivePrime, or if none, then following (x) a substantial adverse alteration in your title or responsibilities from those in effect immediately prior to the Change in Control; (y) a reduction in your annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time) or a material reduction in your annual target bonus opportunity as of immediately prior to the Change in Control; or (z) the relocation of your principal place of employment to a location more than 35 miles from your principal place of employment as of the Change in Control or FivePrime’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on FivePrime’s business to an extent substantially consistent with your business travel obligations as of immediately prior to the Change in Control.  To qualify as an “Involuntary Termination” you must provide notice to FivePrime of any of the foregoing occurrences within 90 days of the initial occurrence and FivePrime shall have 30 days to remedy such occurrence. To the extent not remedied, you must terminate employment within 60 days following the expiration of the 30 day cure period for such occurrence to constitute an Involuntary Termination.

Forfeiture of Unvested Common Stock

In the event that your Service terminates for any reason, you will forfeit to FivePrime all of the unvested Restricted Shares or with respect to which all applicable restrictions and conditions have not lapsed.

Issuance

The issuance of shares of Common Stock under this Agreement shall be evidenced in such a manner as FivePrime, in its discretion, deems appropriate, including book-entry, registration, or issuance of one or more stock certificates, with any unvested Restricted Shares bearing a legend with the appropriate restrictions imposed by this Agreement.  As your interest in the Restricted Shares vests as described above, the recordation of the number of unvested Restricted Shares attributable to you will be appropriately modified.  To the extent certificates are issued with regard to unvested Restricted Shares, such certificates will be held in escrow with the Secretary of FivePrime while such Restricted Shares remain unvested.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the vesting of Restricted Shares.  In the event that FivePrime or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the payment of dividends or the vesting of Restricted Shares under applicable laws, FivePrime or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from FivePrime or any Affiliate (including by repurchasing or cancelling vested shares of Common Stock under this Agreement).  Subject to the prior approval of FivePrime, which approval may be withheld by FivePrime, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing FivePrime to withhold shares of Common Stock otherwise issuable to you or by delivering to FivePrime shares of Common Stock.  The shares of Common Stock so delivered or withheld may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Code Section 83(b) Election

Under Code Section 83, the Fair Market Value of shares of Common Stock on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at the time such forfeiture restrictions lapse.  For this purpose, “forfeiture restrictions” include the forfeiture as to unvested Restricted Shares described above.  You may elect to be taxed at the time the Restricted Shares are acquired, rather than when such Restricted Shares cease to be subject to such forfeiture restrictions, by filing an election under Code Section 83(b) with the Internal Revenue Service within 30 days after the Grant Date.  If you timely make an election under Code Section 83(b) with the Internal Revenue Service, you will have to make a tax payment based on the Fair Market Value of the Restricted Shares on the Grant Date.  If you wish to make such an election, please contact the Finance group at FivePrime to obtain the form of election.  Your failure to file this election with the Internal Revenue Service within the 30-day period will result in the recognition of ordinary income by you as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT FIVEPRIME’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST FIVEPRIME OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF.  YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

Retention Rights

This Agreement does not give you the right to be retained or employed by FivePrime or any Affiliate in any capacity.  Unless otherwise specified in an employment or other written agreement between FivePrime or any Affiliate and you, FivePrime or any Affiliate reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights

You have the right to vote Restricted Shares and to receive any dividends declared or paid on such stock.  You have the right to a cash payment of any dividends within 45 days of the Vest Date of the Restricted Shares on which dividends are declared or paid if such dividends are not reinvested in shares of Common Stock.  Any distributions you receive as a result of any stock split, stock dividend, combination of shares or other similar transaction shall be deemed to be a part of the Restricted Shares and subject to the same conditions and restrictions applicable thereto. FivePrime may in its sole discretion require any dividends paid on the Restricted Shares to be reinvested in shares of Common Stock, which FivePrime may in its sole discretion deem to be a part of the Restricted Shares and subject to the same conditions and restrictions applicable thereto.  No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued.

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any agreement prohibiting solicitation of employees or clients of FivePrime or any Affiliate or any confidentiality obligation with respect to FivePrime or any Affiliate, FivePrime has the right to cause an immediate forfeiture of your rights to any unvested Restricted Shares and such Restricted Shares shall immediately expire.

Adjustments

In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of shares, spin-off, or other similar change in capitalization or event, the number of Restricted Shares shall be adjusted pursuant to the Plan.  Your Restricted Shares shall be subject to the terms of the agreement of merger, liquidation, or reorganization in the event FivePrime is subject to such corporate activity in accordance with the terms of the Plan.

Legends

All certificates representing unvested Restricted Shares issued in connection with this Agreement shall, where applicable, have endorsed thereon the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and FivePrime regarding the RSA.  Any prior agreements, commitments, or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-solicitation, and/or severance agreement between you and FivePrime or any Affiliate shall supersede this Agreement with respect to its subject matter.  Notwithstanding the foregoing, the vesting of this RSA shall not accelerate in the event of a “Covered Termination,” as that term is defined in any Executive Severance Benefits Agreements FivePrime has entered or may enter into with the Recipient.

Data Privacy

In order to administer the Plan, FivePrime may process personal data about you.  Such data may include the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information, and any other information that might be deemed appropriate by FivePrime to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to FivePrime to process any such personal data.

Consent to Electronic Delivery

FivePrime may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting this grant you agree that FivePrime may deliver the Plan prospectus and FivePrime’s annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, FivePrime would be pleased to provide copies.  Please contact FivePrime’s Secretary to request paper copies of these documents.

Other Agreements	You agree, as a condition of this grant, that you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as FivePrime may require.

Code Section 409A

It is intended that the RSA comply with Code Section 409A or an exemption to Code Section 409A.  To the extent that FivePrime determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax.  The nature of any such amendment shall be determined by FivePrime.  For purposes of this Agreement, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Code Section 409A.

This is not a stock certificate or a negotiable instrument.

By clicking the “Accept” button, you agree to all of the terms and conditions of this Agreement and in the Plan.